Exhibit 5.1

July 11, 2019

Idera Pharmaceuticals, Inc.
404 Eagleview Blvd., Suite 212
Exton, Pennsylvania  19341

Re:                             Idera Pharmaceuticals, Inc. Registration Statement on Form S-8 Filed on July 11, 2019

Ladies and Gentlemen:

We have acted as counsel to Idera Pharmaceuticals, a Delaware corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the registration of 350,000 additional shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), that may be issued under the Idera Pharmaceuticals, Inc. 2017 Employee Stock Purchase Plan, as amended (the “2017 Plan”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation of the Company, as amended to date, (ii) the Amended and Restated By-Laws of the Company, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the 2017 Plan, and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof that the Common Stock has been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the 2017 Plan, will be validly issued, fully paid, and non-assessable.

Morgan, Lewis & Bockius LLP

1701 Market Street
Philadelphia, PA 19103-2921	+1.215.963.5000
United States	+1.215.963.5001

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP